November 11, 2020

First Trust Exchange-Traded Fund VI

120 East Liberty Drive

Wheaton, Illinois 60187

Re:	12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund VI (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the above-referenced Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

/s/ James M. Dykas

James M. Dykas

Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund VI

/s/ Donald Swade

Donald Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange Traded Fund VI

3/31

First Trust Nasdaq Oil & Gas ETF	07/31/2021
First Trust Nasdaq Food & Beverage ETF	07/31/2021
First Trust Nasdaq Retail ETF	07/31/2021
First Trust Nasdaq Bank ETF	07/31/2021
First Trust Nasdaq Transportation ETF	07/31/2021
First Trust Nasdaq Pharmaceuticals ETF	07/31/2021
First Trust Nasdaq Semiconductor ETF	07/31/2021
Developed International Equity Select ETF	07/31/2021
Emerging Markets Equity Select ETF	07/31/2021
Large Cap US Equity Select ETF	07/31/2021
Mid Cap US Equity Select ETF	07/31/2021
Small Cap US Equity Select ETF	07/31/2021
US Equity Dividend Select ETF	07/31/2021

9/30

Multi-Asset Diversified Income Index Fund	01/31/2022
First Trust NASDAQ Technology Dividend Index Fund	01/31/2022
First Trust S&P International Dividend Aristocrats ETF	01/31/2022
First Trust BuyWrite Income ETF	01/31/2022
First Trust Hedged BuyWrite ETF	01/31/2022
First Trust Rising Dividend Achievers ETF	01/31/2022
First Trust Dorsey Wright Focus 5 ETF	01/31/2022
First Trust RBA American Industrial Renaissance® ETF	01/31/2022
First Trust Dorsey Wright Momentum & Dividend ETF	01/31/2022
First Trust Dorsey Wright International Focus 5 ETF	01/31/2022
First Trust Dorsey Wright Dynamic Focus 5 ETF	01/31/2022
First Trust SMID Cap Rising Dividend Achievers ETF	01/31/2022
First Trust Indxx Innovative Transaction & Process ETF	01/31/2022
First Trust Nasdaq Artificial Intelligence and Robotics ETF	01/31/2022
First Trust Dorsey Wright Momentum & Value ETF	01/31/2022
First Trust Dorsey Wright Momentum & Low Volatility ETF	01/31/2022
First Trust International Developed Capital Strength ETF	12/14/2020

12/31

First Trust Dorsey Wright DALI 1 ETF	04/30/2022